Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the following Registration Statements of Dollar Financial Corp. of our report dated April 3, 2008, relating to our audit of the consolidated financial statements of Military Financial Services, LLC and Subsidiaries as of and for the year ended December 31, 2007, included in this Current Report on Form 8-K.
1.	Registration Statement (Form S-8 No. 333-147495);

2.	Registration Statement (Form S-8 No. 333-134262);

3.	Registration Statement (Form S-8 No. 333-123320);

4.	Registration Statement (Form S-3 No. 333-139580);

5.	Registration Statement (Form S-3 No. 333-146205).
McGladrey & Pullen, LLP
Stamford, Connecticut
November 17, 2009